As filed with the Securities and Exchange Commission on June 22, 2004

Registration No.  333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LINENS ’N THINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	22-3463939
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6 BRIGHTON ROAD
CLIFTON, NEW JERSEY 07015
(Address of Principal Executive Offices)

LINENS ’N THINGS, INC. 2004 STOCK AWARD AND INCENTIVE PLAN
(Full Title of the Plan)

BRIAN D. SILVA
SENIOR VICE PRESIDENT, HUMAN RESOURCES, ADMINISTRATION AND CORPORATE SECRETARY
LINENS ’N THINGS, INC.
6 BRIGHTON ROAD
CLIFTON, NEW JERSEY 07015
(973) 778-1300
(Name, Address, and Telephone Number of Agent For Service)

With a Copy to:
WARREN J. CASEY, ESQ.
PITNEY HARDIN LLP
P.O. BOX 1945
MORRISTOWN, NEW JERSEY 07962-1945
(973) 966-6300

______________________________

CALCULATION OF REGISTRATION FEE

Title Of Securities To	Amount To Be	Proposed Maximum Offering Price	Proposed Maximum Aggregate	Amount Of Registration
Be Registered	Registered (1) (2) (3)	Per Share (4)	Offering Price	Fee

Common Stock, Par Value $0.01 per share	4,000,000	$27.275	$109,100,000	$13,822.97
_________________

(1)	Estimated solely for the purpose of calculating the registration fee based upon the Registrant’s current estimate of shares of Common Stock issuable pursuant to the Linens ‘n Things, Inc. 2004 Stock Award and Incentive Plan (the “Plan”). Also includes, pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), additional shares of Common Stock that may be issuable pursuant to anti-dilution provisions of the Plan.

(2)	The Registrant previously filed a Registration Statement on Form S-8 on August 2, 2000 (Registration No. 333-42784) to register shares pursuant to the Registrant’s 2000 Stock Award and Incentive Plan (“2000 Plan”). This earlier Form S-8 registered 2,000,000 shares of common stock for issuance in awards under the 2000 Plan. There currently are 437,204 shares registered for issuance as awards under the 2000 Plan that have not been so awarded. The Registrant paid fees totaling $3,542.30 to register such unawarded shares. The Registrant previously filed a Registration Statement on Form S-8 on June 14, 2001 (Registration No. 333-62984) to register shares pursuant to the Registrant’s LNT Broad-Based Equity Plan (“Broad-Based Plan”). This earlier Form S-8 registered 4,000,000 shares of common stock for issuance as awards under the Broad-Based Plan. There currently are 1,878,573 shares registered for issuance under the Broad-Based Plan that have not been so awarded. The Registrant paid fees totaling $12,278.82 to register such unawarded shares. The 2000 Plan and the Broad-Based Plan have each been terminated as to the future issuance of awards. In accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of the registration fee is being offset by the $15,821.12 in registration fees previously paid in respect of these shares previously registered by the Company.

The Registrant will be filing a Post-Effective Amendment No. 1 to each of the above Registration Statements on Form S-8, Registration Nos. 333-42784 and 333-62984 respectively, to deregister shares of the Company’s common stock that are not subject to outstanding awards under the 2000 Plan and the Broad-Based Plan.

(3)	In addition to the 4,000,000 shares reserved and available for issuance under the Plan, shares of common stock may become available for issuance under the Plan upon the termination, forfeiture or cancellation of any outstanding stock options or other awards granted under the 2000 Plan and the Broad-Based Plan. The 2000 Plan and the Broad-Based Plan have been terminated as to future issuances of awards but not as to existing awards.

(4)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 21, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed by Linens ‘n Things, Inc. (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(a.)	The Registrant’s Annual Report on Form 10-K for the year ended January 3, 2004.

(b.)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2004.

(c.)	Registrant’s Proxy Statement for the fiscal year ended January 3, 2004, filed on April 8, 2004.

(d.)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(e) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report.

(e.)	The Description of the Registrant’s Common Stock contained in the Registration Statement on Form S-1 (No. 333-27239).

All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

Article Ninth of the Amended and Restated Certificate of Incorporation of the Registrant requires the Registrant to indemnify directors and officers against liabilities which they may incur under the circumstances set forth in the preceding paragraph. The right of indemnification in Article Ninth also includes the right to be paid by the Registrant the expenses incurred in connection with a legal proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The right to indemnification conferred under Article Ninth is a contract right.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits. _________________
4.1	Linens ’n Things, Inc. 2004 Stock Award and Incentive Plan. (Incorporated by reference to the Company's Proxy Statement filed April 8, 2004, Annex B).

5	Opinion of Pitney Hardin LLP, as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pitney Hardin LLP (included in Exhibit 5 hereto).

24	Power of Attorney (included on signature page hereto).

ITEM 9. Undertakings. 1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clifton, State of New Jersey, on this 7th day of June, 2004.

Linens ’n Things, Inc. (Registrant) By: WILLIAM T. GILES —————————— William T. Giles Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Each of the undersigned officers and directors of the Registrant hereby severally constitutes and appoints Norman Axelrod, William T. Giles and Brian D. Silva, and each of them, their true and lawful attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

NORMAN AXELROD —————————— Norman Axelrod	Chairman and Chief Executive Officer (Principal Executive Officer)	June 18, 2004

PHILIP E. BEEKMAN —————————— Philip E. Beekman	Director	June 18, 2004

HAROLD F. COMPTON —————————— Harold F. Compton	Director	June 17, 2004

STANLEY P. GOLDSTEIN —————————— Stanley P. Goldstein	Director	June 18, 2004

MORTON E. HANDEL —————————— Morton E. Handel	Director	June 20, 2004

ROBERT KAMERSCHEN —————————— Robert Kamerschen	Director	June 18, 2004

WILLIAM T. GILES —————————— William T. Giles	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 7, 2004

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Linens ’n Things, Inc. 2004 Stock Award and Incentive Plan. (Incorporated by reference to the Company’s Proxy Statement filed April 8, 2004, Annex B).

5	Opinion of Pitney Hardin LLP, as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pitney Hardin LLP (included in Exhibit 5 hereto).

24	Power of Attorney (included on signature page hereto)